Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Statement No. 333-197516

Pricing Term Sheet

Free Writing Prospectus

NAVIENT CORPORATION

Pricing Term Sheet

Issuer:	Navient Corporation

Format:	SEC Registered

Trade Date:	November 3, 2014

Settlement Date:	November 6, 2014

Securities:	Senior Notes Due 2020	Senior Notes due 2024

Ratings*:	Ba3/ BB/ BB, by Moody’s/ S&P/ Fitch

Maturity Date:	October 26, 2020	October 25, 2024

Interest Payment Dates:	April 26 and October 26 of each year, commencing on April 26, 2015	April 25 and October 25 of each year, commencing on April 25, 2015

Principal Amount:	$500,000,000	$500,000,000

Price to Public:	99.365%	99.075%

Net Proceeds to Issuer (Before Expenses):	$ 492,450,000	$ 490,375,000

Benchmark Treasury:	1.500% due October 31, 2019	2.375% due August 15, 2024

Benchmark Treasury Price / Yield:	99- 11+/ 1.634%	100- 07+/ 2.348%

Spread to Benchmark Treasury:	349.1bps	365.2bps

Yield to Maturity:	5.125%	6.000%

Coupon:	5.000%	5.875%

Change of Control Offer to Purchase:	If a Change of Control Triggering Event occurs, unless we have exercised our right, if any, to redeem the notes in full, we will offer to repurchase any and all of each holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, thereon, to, but not including, the date of repurchase.

Optional Redemption:	At any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the series of notes to be redeemed and (2) the sum of the present value of the remaining scheduled payments of principal and interest on such series of notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points	At any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the series of notes to be redeemed and (2) the sum of the present value of the remaining scheduled payments of principal and interest on such series of notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points

CUSIP / ISIN:	63938CAA6 / US63938CAA62 63938CAB4 / US63938CAB46

Denominations:	$2,000 and in integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision at any time.

Obligations of Navient Corporation and any subsidiary of Navient Corporation are not guaranteed by the full faith and credit of the United States of America. Neither Navient Corporation nor any subsidiary of Navient Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

Navient Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Company toll free at 1-800-321-7179, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Deutsche Bank Securities Inc. at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBC Capital Markets, LLC at 1-866-375-8629.

This pricing term sheet supplements the Prospectus Supplement dated November 3, 2014 issued by Navient Corporation relating to its Prospectus dated July 18, 2014.

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